BANK OF AMERICA
                                        [LOGO]


NEWS RELEASE                       Bank of America Corporation
                                   Investor Relations
                                   100 North Tryon Street
                                   NC1-007-56-01
                                   Charlotte, NC 28255


FOR IMMEDIATE RELEASE
February 3, 1999


Contact: Bob Stickler   704-386-8465


BANKAMERICA OFFERS $1.5 BILLION IN 10-YEARS NOTES

Charlotte, February 3, 1999 -- BankAmerica Corporation has priced a global offering of $1.5 billion in fixed-rate notes for sales in the United States and abroad.

The ten-year senior notes will have a coupon of 5 7/8 per cent per annum, payable semi-annually. The notes mature on February
15, 2009.  Closing is scheduled for February 8, 1999.

The offering will be sold through underwriters led by NationsBanc Montgomery Securities, LLC, and including Bear, Stearns & Co. Inc., Lehman Brothers, Merrill Lynch & Co., and Salomon Smith Barney. Junior co-managers of the offering are Blaylock & Partners L.P., Interstate Johnson Lane Corporation, Utendahl Capital Partners L.P and The Williams Capital Group, L.P.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Application has been made to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

BankAmerica Corporation, with $618 billion in total assets, is the largest bank in the United States. It has full service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. BankAmerica Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankamerica.com
www.nationsbank.com